EXHIBIT 99.1

LA JOLLA PHARMACEUTICAL COMPANY
COMPLETES STOCK OFFERING

     SAN DIEGO, CA, February 2, 2005 – La Jolla Pharmaceutical Company announced today that it has completed its previously announced public offering of 12,250,000 shares of common stock. The net proceeds to the Company from the sale of the shares, after expenses, will be approximately $15.8 million.

     Pacific Growth Equities, LLC acted as underwriter for the offering. A copy of the prospectus supplement and accompanying prospectus related to the offering can be obtained when available from Pacific Growth Equities, LLC at One Bush Street, Suite 1700, San Francisco, CA 94104.

     La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases including lupus.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from current expectations. The prospectus supplement and accompanying prospectus contain important information, and potential investors are urged to read these documents and other relevant documents filed by the Company with the Securities and Exchange Commission.